Exhibit 99.1

Contact:
Trinseo
Andy Myers
Tel : +1 610-240-3221
Email: aemyers@trinseo.com

Trinseo Reports Second Quarter 2022 Financial Results and Updates Full-Year Outlook

Second Quarter 2022 and Other Highlights

●	Net income from continuing operations of $37 million and diluted EPS from continuing operations of $1.00
●	Adjusted EBITDA* of $164 million, including a $33 million favorable impact from net timing, and Adjusted Net Income* of $66 million
●

Cash used in operations of $83 million and capital expenditures of $32 million resulted in Free Cash Flow* of negative $115 million; included a working capital use of $181 million mainly from a steep rise in raw material and utility prices and sequentially higher sales in the second quarter

●	Repurchased approximately 1 million shares for $50 million
●	First half 2022 sales volume and variable margin of products containing recycled materials increased 62% and 86%, respectively, versus prior year
●	Announced pause of process to sell styrenics business due to challenging financing environment and economic uncertainty; transformation strategy unchanged

	Three Months Ended
	June 30,
$millions, except per share data	2022	2021
Net Sales	$1,426	$1,274
Net Income from continuing operations	37	133
EPS from continuing operations (Diluted) ($)	1.00	3.35
Adjusted Net Income*	66	147
Adjusted EPS ($)*	1.79	3.70
EBITDA*	141	216
Adjusted EBITDA*	164	239

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income, all of which are non-GAAP measures, to Net Income, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

BERWYN, Pa — August 8, 2022 — Trinseo (NYSE: TSE), a specialty material solutions provider, today reported its second quarter 2022 financial results. Net sales in the second quarter increased 12% versus prior year. Higher prices resulted in a 14% increase mainly due to the pass through of higher raw material costs as well as the addition of the acquired PMMA and Aristech Surfaces businesses within the Engineered Materials segment. These increases were partially offset by lower volumes across several segments mainly from lower demand to building & construction, automotive, appliance and consumer electronics applications, including the impact of COVID-19 lockdowns in China. Second quarter net income from continuing operations of $37 million was $96 million below prior year and Adjusted EBITDA of $164 million was $75 million lower than the Company’s record performance in the prior year. These decreases were primarily due to lower margins in Feedstocks and Polystyrene as well as lower sales volume.

Commenting on the Company’s second quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “We delivered solid second quarter results in a challenging operating environment that is forcing both Trinseo and our customers to contend with issues including cautious spending in Europe from an uncertain geopolitical situation and significantly higher energy costs, COVID-19 lockdowns in China, and persistent supply chain constraints including a lack of semiconductor chips. Our dedicated employees deserve high praise for navigating this challenging environment to keep our customers supplied with our products and solutions as we leverage our global footprint to provide stable earnings.”

Second Quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $301 million for the quarter increased 66% versus prior year and Adjusted EBITDA of $34 million increased $6 million versus prior year. These increases were primarily attributable to one additional month of the acquired PMMA business and a full quarter of the acquired Aristech Surfaces business. The current period results included a one-time charge of $4 million related to a contract review with a significant supplier. While the integration and synergy realization of the newly acquired businesses are both on track, segment results remain challenged by ongoing industry production issues in automotive as well as weakening demand for and destocking of consumer durables.

●	Latex Binders net sales of $354 million for the quarter increased 14% versus prior year due to the passthrough of higher raw materials such as styrene and butadiene as well as pricing actions. Sales volume was slightly lower than prior year as lower sales to carpet applications was mostly offset by healthy demand in North America to paper & board and CASE applications. Adjusted EBITDA of $29 million was $3 million lower than prior year as pricing actions were more than offset by a $6 million negative net timing variance.

●	Base Plastics net sales of $362 million for the quarter were 9% lower than prior year. Higher price accounted for a 12% increase in net sales due mainly to the passthrough of higher raw materials. This was more than offset by an 18% headwind from lower volumes, mainly in ABS, due to broad demand weakness in Europe and COVID-19 impacts in Asia. Adjusted EBITDA of $46 million was $36 million below prior year due to lower volumes as well as a margin decline in polycarbonate from higher raw material and utility costs and a softer demand environment. Automotive demand was sequentially similar.

●	Polystyrene net sales of $312 million for the quarter was $1 million below prior year as higher prices from the passthrough of raw material costs were offset by volume declines caused by lower demand in China for appliances. Adjusted EBITDA of $23 million was $28 million lower than prior year from weaker market conditions in Asia, including impacts from COVID-19 lockdowns, as well as raw material volatility in Europe.

●	Feedstocks Adjusted EBITDA of $14 million was $26 million lower than prior year due to higher utility costs and styrene production outages.

●	Americas Styrenics Adjusted EBITDA of $39 million for the quarter was $9 million higher than prior year as higher styrene margins were partially offset by lower sales volume due to a three-week outage at the St. James styrene facility.

2022 Full-Year Outlook

●	Full-year 2022 net income from continuing operations of $28 million to $63 million and Adjusted EBITDA of $475 million to $525 million

●	Full-year 2022 cash from operations of approximately $250 million and Free Cash Flow of approximately $100 million

Commenting on the outlook for 2022, Bozich said, “I’m pleased with our results for the first half of the year as the Adjusted EBITDA was the third highest first half result in the Company’s history despite the very challenging business environment. This performance is a reflection of the portfolio changes we’ve made over the past 15 months. However, increased uncertainty due to the ongoing war in Ukraine and the associated rise in energy prices has begun to negatively influence demand in Europe. This has led to our full-year guidance revision.”

Bozich continued, “Despite the recently announced pause of the process to sell our Styrenics business, our transformation strategy has not changed. Due to the significant interest we saw during the process, we anticipate a successful separation of these assets when the market conditions improve. In the interim, we will leverage the significant free cash flow of these assets to fund organic growth opportunities in Engineered Materials, Base Plastics and Latex Binders applications with higher margins, higher growth and less cyclicality. We will continue to invest in our global recycling capabilities to provide our customers with a greater scope of circular product options. More information on our improving sustainable product portfolio, as well as our progress toward our 2030 Sustainability Goals, can be found in the July release of our 12th annual Corporate Sustainability Report.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its second quarter 2022 financial results on Tuesday, August 9, 2022 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations.

For those interested in asking questions during the Q&A session, please register using the following link:

●	Conference Call Registration

For those interested in listening only, please register for the webcast using the following link:

●	Webcast Registration

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register in advance to ensure you are connected for the full call.

Trinseo has posted its second quarter 2022 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until August 9, 2023.

About Trinseo

Trinseo (NYSE: TSE) a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart, and sustainability-focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers. From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including consumer goods, mobility, building and construction, and medical. Trinseo’s approximately 3,400 employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe, and Asia Pacific. Trinseo reported net sales of approximately $4.8 billion in 2021. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like "expect," "anticipate," "intend," "forecast," "outlook," "will," "may," "might," "see," "tend," "assume," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning.

Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully execute our transformation strategy and business strategy; our ability to integrate acquired businesses; global supply chain volatility and increased costs or disruption in the supply of raw materials; increased energy costs or costs for transportation of our products; the nature of investment opportunities presented to the Company from time to time; the outcome of the European Commission’s request for information; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales	$1,425.5	$1,273.7	$2,812.2	$2,259.7
Cost of sales	1,286.4	1,053.7	2,497.1	1,850.8
Gross profit	139.1	220.0	315.1	408.9
Selling, general and administrative expenses	85.6	97.3	182.3	153.8
Equity in earnings of unconsolidated affiliates	39.4	30.1	61.0	53.0
Other charges	1.3	1.8	37.6	1.8
Operating income	91.6	151.0	156.2	306.3
Interest expense, net	25.4	21.6	47.3	33.6
Acquisition purchase price hedge (gain) loss	—	(33.0)	—	22.0
Other expense (income), net	(1.7)	6.1	1.3	8.5
Income from continuing operations before income taxes	67.9	156.3	107.6	242.2
Provision for income taxes	30.8	23.3	53.4	43.4
Net income from continuing operations	37.1	133.0	54.2	198.8
Net income from discontinued operations, net of income taxes	0.3	18.6	—	24.3
Net income	$37.4	$151.6	$54.2	$223.1
Weighted average shares- basic	36.3	38.8	36.8	38.6
Net income per share- basic:
Continuing operations	$1.02	$3.43	$1.47	$5.15
Discontinued operations	0.01	0.48	—	0.62
Net income per share- basic	$1.03	$3.91	$1.47	$5.77
Weighted average shares- diluted	37.0	39.6	37.6	39.6
Net income per share- diluted:
Continuing operations	$1.00	$3.35	$1.44	$5.02
Discontinued operations	0.01	0.47	—	0.61
Net income per share- diluted	$1.01	$3.82	$1.44	$5.63

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 30,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$264.4	$573.0
Accounts receivable, net of allowance	849.5	740.2
Inventories	759.7	621.0
Other current assets	36.2	44.3
Investments in unconsolidated affiliates	271.4	247.8
Property, plant, equipment, goodwill, and other intangible assets, net	2,160.0	2,252.9
Right-of-use assets - operating, net	82.5	85.3
Other long-term assets	114.4	147.7
Total assets	$4,538.1	$4,712.2
Liabilities and shareholders’ equity
Current liabilities	859.3	914.4
Long-term debt, net of unamortized deferred financing fees	2,302.3	2,305.6
Noncurrent lease liabilities - operating	66.1	69.2
Other noncurrent obligations	385.8	409.9
Shareholders’ equity	924.6	1,013.1
Total liabilities and shareholders’ equity	$4,538.1	$4,712.2

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2022	2021
Cash flows from operating activities
Cash provided by (used in) operating activities - continuing operations	$(88.9)	$18.1
Cash provided by operating activities - discontinued operations	0.8	11.9
Cash provided by (used in) operating activities	(88.1)	30.0

Cash flows from investing activities
Capital expenditures	(55.4)	(30.0)
Cash paid for asset or business acquisitions, net of cash acquired ($1.0 and $10.4)	(22.2)	(1,358.6)
Proceeds from the sale of businesses and other assets	5.3	0.2
Proceeds from (payments for) the settlement of hedging instruments	1.9	(14.7)
Cash used in investing activities - continuing operations	(70.4)	(1,403.1)
Cash used in investing activities - discontinued operations	(0.8)	(2.4)
Cash used in investing activities	(71.2)	(1,405.5)

Cash flows from financing activities
Deferred financing fees	—	(35.0)
Short-term borrowings, net	(7.5)	(6.2)
Purchase of treasury shares	(101.9)	—
Dividends paid	(24.6)	(6.4)
Proceeds from exercise of option awards	2.9	10.5
Withholding taxes paid on restricted share units	(2.5)	(0.8)
Repayments of 2024 Term Loan B and 2028 Term Loan B	(7.2)	(3.5)
Net proceeds from issuance of 2028 Term Loan B	—	746.3
Net proceeds from issuance of 2029 Senior Notes	—	450.0
Cash provided by (used in) by financing activities	(140.8)	1,154.9
Effect of exchange rates on cash	(8.5)	(1.1)
Net change in cash, cash equivalents, and restricted cash	(308.6)	(221.7)
Cash, cash equivalents, and restricted cash—beginning of period	573.0	588.7
Cash, cash equivalents, and restricted cash—end of period	$264.4	$367.0
Less: Restricted cash	—	—
Cash and cash equivalents—end of period	$264.4	$367.0

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2022	2021	2022	2021
Engineered Materials	$301.3	$181.0	$596.5	$246.8
Latex Binders	353.7	311.2	660.4	562.2
Base Plastics	361.9	396.9	758.4	725.8
Polystyrene	312.0	313.3	630.0	580.1
Feedstocks	96.6	71.3	166.9	144.8
Americas Styrenics*	—	—	—	—
Total Net Sales	$1,425.5	$1,273.7	$2,812.2	$2,259.7

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	June 30,
(In millions, except per share data)	2022	2021
Net income	$37.4	$151.6
Net income from discontinued operations	0.3	18.6
Net income from continuing operations	$37.1	$133.0
Interest expense, net	25.4	21.6
Provision for income taxes	30.8	23.3
Depreciation and amortization	48.1	38.1
EBITDA	$141.4	$216.0
Net gain on disposition of businesses and assets	(1.5)	—	Selling, general, and administrative expenses
Restructuring and other charges	(1.5)	6.3	Selling, general, and administrative expenses
Acquisition transaction and integration net costs (a)	2.7	43.2	Cost of goods sold; Selling, general, and administrative expenses
Acquisition purchase price hedge gain (b)	—	(33.0)	Acquisition purchase price hedge (gain) loss
Asset impairment charges or write-offs	1.3	1.8	Other charges
Other items (c)	22.1	4.8	Selling, general, and administrative expenses; Other expense, net
Adjusted EBITDA	$164.5	$239.1
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	164.5	239.1
Interest expense, net	25.4	21.6
Provision for income taxes - Adjusted (d)	25.7	33.5
Depreciation and amortization - Adjusted (e)	47.2	37.4
Adjusted Net Income	$66.2	$146.6
Weighted average shares- diluted	37.0	39.6
Adjusted EPS	$1.79	$3.70

Adjusted EBITDA by Segment:
Engineered Materials	$34.0	$27.8
Latex Binders	29.4	32.2
Base Plastics	46.1	82.0
Polystyrene	23.0	51.1
Feedstocks	14.2	39.8
Americas Styrenics	39.4	30.1
Corporate Unallocated	(21.6)	(23.9)
Adjusted EBITDA	$164.5	$239.1

(a)	Acquisition transaction and integration net costs for the three months ended June 30, 2022 and 2021 primarily relate to expenses incurred for the Company’s acquisition and integration of the PMMA business and Aristech Surfaces Acquisitions.

(b)	Acquisition purchase price hedge gain for the three months ended June 30, 2021 was due to the change in fair value of the Company’s forward currency hedge arrangement that economically hedges the euro-denominated purchase price of the acquisition of the PMMA business.

(c)	Other items for the three months ended June 30, 2022 and 2021 primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives. The three months ended June 30, 2022 also include costs related to our transition to a new enterprise resource planning system.

(d)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes, we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred. The amount for the three months ended June 30, 2022 includes a $15.3 million expense related to the revaluation of the Company’s net deferred tax assets in Switzerland, which were originally established as part of the Swiss cantonal tax reform measures enacted in 2019. Partially offsetting this expense was an $8.5 million benefit from the release of a valuation allowance in one of our subsidiaries in Luxembourg.

(e)	Amount for the three months ended June 30, 2022 and 2021 exclude accelerated depreciation of $0.9 million and $0.7 million, respectively, related to the shortening of the useful life of certain IT assets related to the Company’s transition to a new enterprise resource planning system.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the full year ended December 31, 2022. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
December 31,
(In millions, except per share data)	2022
Adjusted EBITDA	$475 - 525
Interest expense, net	(98)
Provision for income taxes	(53) - (68)
Depreciation and amortization	(210)
Reconciling items to Adjusted EBITDA (f)	(86)
Net Income from continuing operations	28 - 63
Reconciling items to Adjusted Net Income (f)	91
Adjusted Net Income	$119 - 154

Weighted average shares - diluted (g)	37.0
EPS from continuing operations - diluted ($)	$0.75 - 1.69
Adjusted EPS ($)	$3.22 - 4.16

(f)	Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted full year ended December 31, 2022, we have only included known reconciling items incurred through the six months ended June 30, 2022. We have not included forecasted amounts for the remainder of 2022.

(g)	Weighted average shares calculated for the purpose of forecasting EPS and Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2022	2021	2022	2021
Cash provided by (used in) operating activities	$(83.0)	$(21.0)	$(88.1)	$30.0
Capital expenditures	(31.5)	(19.7)	(56.2)	(32.4)
Free Cash Flow	$(114.5)	$(40.7)	$(144.3)	$(2.4)

For the same reasons discussed above, we are providing the following reconciliation of forecasted cash provided by operations and cash used for capital expenditures to forecasted Free Cash Flow for the year ended December 31, 2022. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
(In millions)	December 31, 2022
Cash provided by operating activities	$250
Capital expenditures	(150)
Free Cash Flow	$100